Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2011 RESULTS AND 2012 OUTLOOK

DALLAS, January 24, 2012—Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2011 results and provided its 2012 outlook and related key planning assumptions.
Executive Summary

•
Fourth quarter 2011 net sales were $5.2 billion and increased 2 percent. Organic sales rose 3 percent, driven by higher net selling prices and sales volumes. The organic growth was highlighted by a 7 percent increase in K-C International.

•
Diluted net income per share for the quarter was $1.01 compared with $1.20 in the year-ago period. Fourth quarter adjusted earnings per share were $1.28 in 2011, up 7 percent compared to diluted net income per share in the prior year. Fourth quarter adjusted earnings per share benefited from sales growth, cost savings and a lower share count, partially offset by input cost inflation, a higher effective tax rate and lower net income from equity companies.

•
Diluted net income per share for full-year 2011 was $3.99. Adjusted earnings per share were $4.80 compared to the company’s previous guidance of $4.80 to $4.90. Adjusted earnings per share for the fourth quarter and full-year 2011 exclude costs for pulp and tissue restructuring actions.  In addition, adjusted earnings per share for the full year exclude a business tax charge related to a law change in Colombia.

•	Adjusted earnings per share in 2012 are expected to be $5.00 to $5.15, up 4 to 7 percent compared to 2011. Adjusted earnings per share in 2012 exclude costs for pulp and tissue restructuring actions.

•	The company expects to increase its dividend at a mid-single digit rate effective April 2012. This will represent the company’s 40th consecutive annual increase in the dividend.

•	Share repurchases are expected to total $900 million to $1.1 billion in 2012.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered solid improvements in organic sales, adjusted operating profit margin and adjusted earnings per share in the fourth quarter despite a continued challenging environment. Reflecting on the full year, bottom-line results were somewhat below our original goal for the year, mostly due to higher-than-expected cost inflation and soft demand in portions of the developed markets. Nonetheless, we introduced successful product innovations, executed targeted growth initiatives and improved our market position in several businesses. In addition, we delivered benefits from revenue realization strategies and cost saving programs, made progress with pulp and tissue restructuring actions and allocated approximately $2.3 billion to dividends and share repurchases. I am optimistic that we will build further on these accomplishments going forward.”

-more-

Falk added, “Looking ahead to 2012, we expect economic conditions to remain difficult in the near term, particularly in developed markets. And while we expect a much more benign commodity cost environment, foreign currency exchange rates remain volatile and should be a headwind this year. Nonetheless, we plan to deliver improved growth in adjusted earnings per share in 2012 compared to our 2011 performance while we further improve our company for the long term. We will bring a healthy pipeline of innovation to market, invest behind our brands and growth initiatives and continue to achieve strong levels of cost savings. We will also continue to allocate capital in shareholder-friendly ways, with plans for at least $2 billion of dividends and share repurchases. All-in-all, we remain focused on executing our Global Business Plan in order to improve shareholder value.”
Fourth Quarter 2011 Operating Results
Sales of $5.2 billion increased 2 percent compared with the fourth quarter of 2010. Organic sales rose 3 percent, driven by higher net selling prices of 2 percent and increased sales volumes of 1 percent. Changes in foreign currency rates had no overall impact on sales, while the combined impact of a third quarter 2011 divestiture in Latin America and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by approximately 1 percent. Volumes benefited from product innovations and targeted growth initiatives, but were negatively impacted by soft demand in portions of North America and strategies to increase net realized revenue.
Operating profit was $611 million in the fourth quarter of 2011, down 13 percent from $699 million in 2010. Excluding $148 million of pulp and tissue restructuring costs, adjusted operating profit was $759 million in the fourth quarter of 2011, up 9 percent compared to operating profit in the prior year. The improvement was driven by sales growth and $70 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Inflation in key cost inputs was approximately $55 million overall versus 2010. That included increases of $75 million for raw materials other than fiber, primarily polymer resin and other oil-based materials, $15 million in distribution costs and $5 million for energy, partially offset by $40 million of lower fiber costs. Lower production volumes in 2011 to manage inventory levels adversely affected operating profit comparisons by $30 million.
Other (income) and expense, net was $24 million of income in the fourth quarter of 2011, driven by a gain on the sale of a small venture investment in a health care start-up company. Prior year other (income) and expense, net was $8 million of income, primarily due to foreign currency transaction gains.
The company's effective tax rate for the fourth quarter of 2011 was 29.6 percent compared to 26.7 percent in the year-ago period. The adjusted effective tax rate, which excludes the effects of the previously mentioned pulp and tissue restructuring, was 29.2 percent in the fourth quarter of 2011. The full-year 2011 adjusted rate was 29.9 percent, consistent with the company’s previous expectation for a rate toward the low end of the target range of 30 to 32 percent.

-more-

Kimberly-Clark's share of net income of equity companies in the fourth quarter of 2011 was $39 million compared to $51 million in the year-ago period. The decline was due to lower earnings at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM). Although KCM's organic net sales rose mid-single digits, earnings were down, driven by input cost inflation, a decline in the value of the Mexican peso and a higher effective tax rate.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2011 totaled $517 million compared to $948 million in the prior year. The decline was driven by increased working capital compared to a significant decrease in the year-ago period, along with higher defined benefit pension plan contributions, partially offset by improved cash earnings. Fourth quarter pension contributions totaled $265 million in 2011 and $15 million in 2010. Full-year 2011 contributions were $680 million, in line with the company’s previous target of $680 to $760 million. Cash provided by operations for the full year was $2,288 million in 2011 compared to $2,744 million in 2010.  The decrease was driven by higher pension contributions in 2011.
Capital spending for the fourth quarter of 2011 was $312 million compared with $353 million in 2010. Full-year 2011 capital spending totaled $968 million, toward the low end of the company’s target for spending between $950 and $1,050 million. The company did not repurchase any common stock in the fourth quarter of 2011, consistent with previous plans. Full-year 2011 share repurchases totaled 19.0 million shares at a cost of $1.24 billion. Total debt and redeemable securities was $6.7 billion at December 31, 2011 compared with $6.5 billion at the end of 2010.
Fourth Quarter 2011 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.2 billion increased 2 percent. Sales volumes rose 2 percent and net selling prices advanced 1 percent, while changes in currency rates reduced sales by 1 percent. Fourth quarter operating profit of $341 million decreased 19 percent. Despite benefits from sales growth and cost savings, segment operating profit declined, primarily due to input cost inflation, lower production volumes and increased marketing, research and general expenses.
Sales in North America decreased about 5 percent. Sales volumes declined more than 3 percent and changes in net selling prices reduced sales by approximately 1 percent, as benefits from selling price increases in infant and child care were more than offset by increased promotion activity. Infant and child care volumes were each down high-single digits, reflecting category declines, the near-term impact of count reductions in infant care, competitive promotional activity and consumer trade-down in child care. Baby wipes volumes were off mid-single digits compared to double-digit growth in the prior year, while

-more-

feminine care volumes were down slightly. Volumes rose mid-single digits in adult care, with market share growth and benefits from new Poise Hourglass Shape Pads.
Sales in Europe were even with year-ago levels. Sales volumes increased 7 percent, offset by a decline in net selling prices of 7 percent. Sales volumes rose in most product areas, with particular strength in baby wipes and child care. The lower net selling prices were driven by increased promotion activity in the diaper category.
Sales increased 9 percent in K-C's international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa (K-C International), despite an approximate 1 point drag from changes in currency rates. Sales volumes were up 6 percent, including double-digit growth in China, South Korea and Vietnam. In addition, volumes rose high-single digits in Latin America, with broad-based gains throughout the region. Overall net selling prices improved about 6 percent compared to the year-ago period, driven by increases in Latin America, while changes in product mix reduced sales by 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.7 billion were even with year-ago levels. Higher net selling prices increased sales 3 percent and improved product mix benefited sales by 1 percent. On the other hand, organic sales volumes fell 3 percent and the combined impact of a divestiture of a non-core business in Latin America and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by an additional 1 percent. Fourth quarter operating profit of $246 million increased 43 percent. The improvement was driven by benefits from selling price increases, cost savings, input cost deflation and reduced marketing, research and general expenses, partially offset by decreased sales volumes and lower production volumes.
Sales in North America increased 3 percent. Net selling prices rose 5 percent, while sales volumes decreased 2 percent. Bathroom tissue volumes fell low-single digits, reflecting the near-term impact of sheet count reductions. Nonetheless, total bathroom tissue sales increased at a solid rate due to higher selling prices. Kleenex facial tissue volumes were off at a double-digit rate and were impacted by sheet count reductions, competitive promotional activity and a slow start to the cold and flu season. Paper towel volumes rose at a double-digit rate compared to a soft year-ago performance and benefited from improved distribution levels and promotion activity.
Sales in Europe decreased 1 percent despite a favorable currency benefit of about 1 percent. Although sales volumes advanced 1 percent, net selling prices declined more than 2 percent as market conditions remain difficult.
Sales decreased 4 percent in K-C International, including a 1 point negative impact from changes in currency rates. Net selling prices increased about 5 percent and product mix improved 2 percent, reflecting the company’s strategies to improve net realized revenue and profitability. Organic sales

-more-

volumes declined 7 percent. In addition, the combined impact of the lost sales from a non-core business in Latin America that was divested in the third quarter of 2011 and exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by 4 percent.
K-C Professional (KCP) & Other Segment
Fourth quarter sales of $0.8 billion increased 2 percent. Sales volumes and net selling prices each improved 1 percent. Fourth quarter operating profit of $127 million increased 13 percent. The improvement was driven by benefits from sales growth and cost savings, partially offset by higher marketing, research and general expenses.
Sales in North America increased 3 percent. Sales volumes improved 2 percent and net selling prices rose 1 percent. The higher volumes were driven by increased washroom product volumes compared to a double-digit decline in the year-ago period. Wiper and safety product volumes were each down slightly in the quarter.
Sales in Europe increased 1 percent, including a favorable currency benefit of 1 percent. Sales volumes advanced 1 percent, while net selling prices were off 1 percent. Sales increased 4 percent in K-C International, despite a 1 point negative impact from unfavorable currency rates. Sales volumes in this region were up 3 percent, with particular strength in Latin America. In addition, K-C International net selling prices rose 3 percent, while changes in product mix reduced sales by 1 percent.
Health Care Segment
Fourth quarter sales of $0.4 billion increased 10 percent. Sales volumes rose 7 percent, net selling prices advanced 2 percent and changes in currency rates increased sales 1 percent. Fourth quarter operating profit of $60 million increased 131 percent. The improvement was driven by benefits from sales growth, cost savings, and lower marketing, research and general expenses due to significant I-Flow litigation-related expenses in the year-ago period. These benefits more than offset input cost inflation.
Medical supply volumes rose at a double-digit rate, led by growth in exam gloves and surgical products. In other areas of the business, North American medical device volumes increased mid-single digits, spurred by higher sales of airway management products, digestive health offerings and I-Flow pain pumps.
Pulp and Tissue Restructuring Actions
In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. Total charges for all of the restructuring actions are expected to be incurred through the end of 2012 and amount to $385 to $420 million after tax ($550 to

-more-

$600 million pre-tax). The company’s previous guidance was for total restructuring charges of $280 to $420 million after tax ($400 to $600 million pre-tax). Cash costs are projected to be 30 to 40 percent of the total charges. As a result of the restructuring activities, versus the 2010 baseline, the company expects that by 2013 annual net sales will decrease by $250 to $300 million, and operating profit is anticipated to increase by at least $75 million in 2013 and at least $100 million in 2014.
Fourth quarter 2011 charges for restructuring actions totaled $107 million after tax ($148 million pre-tax), bringing full-year 2011 charges to $289 million after tax ($415 million pre-tax). Operating profit benefits from the restructuring actions were $10 million in the fourth quarter, bringing full-year benefits to $20 million.
Full-Year Results
Full-year 2011 sales of $20.8 billion increased 6 percent, including a favorable currency benefit of 3 percent. Organic sales rose 3 percent, driven by higher net selling prices of 2 percent and increased sales volumes of 1 percent. Full year operating profit of $2,442 million declined 12 percent compared to $2,773 million in 2010. Adjusted operating profit in 2011 of $2,889 million increased 1 percent compared to $2,871 million in 2010. Adjusted operating profit comparisons benefited from sales growth, FORCE cost savings of $265 million and improved other (income) and expense, net. On the other hand, comparisons were negatively impacted by inflation in key cost inputs of $580 million and the negative effect of lower production volumes to manage inventory levels. Diluted net income per share in 2011 was $3.99 compared to $4.45 in 2010. Adjusted earnings per share were $4.80 in 2011, up 3 percent compared to $4.68 in 2010. The increase in adjusted earnings per share was primarily due to the increase in adjusted operating profit and a lower share count, partially offset by higher interest expense and lower net income from equity companies.
Adjusted operating profit and adjusted earnings per share in 2011 exclude charges for pulp and tissue restructuring actions and a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. Adjusted operating profit and adjusted earnings per share in 2010 exclude a charge in the first quarter of 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
2012 Outlook
The company’s key planning and guidance assumptions for 2012 are as follows:

•	Net sales increase of 0 to 1 percent.

-more-

•
Organic sales are expected to grow 3 to 4 percent. Organic volumes are anticipated to grow 1 to 2 percent. The combination of higher net selling prices and improved product mix should contribute 2 points of additional growth, driven by carryover benefits from price increases taken in 2011.

•	Lost sales as a result of pulp and tissue restructuring actions are expected to reduce sales volumes by 1 percent.

•	Currency rates are expected to decrease sales by 2 percent.

•	Adjusted operating profit growth of 3 to 6 percent, while adjusted gross profit is expected to grow at a faster rate.

•	Cost savings from the company’s FORCE program should total $150 to $200 million.

•	Savings from pulp and tissue restructuring actions are expected to be $30 million.

•
The impact of changes in key commodity cost inputs is expected to be in a range of $50 million of deflation to $50 million of inflation. This assumes average market pricing for benchmark northern softwood pulp of $940 to $960 per metric ton and average oil prices of $95 to $105 per barrel for the year.

•
Strategic marketing spending is planned to increase faster than sales, primarily supporting product innovations, targeted growth initiatives and overall brand equity. Research and development and selling expenses are also expected to rise faster than sales to support growth initiatives and to further improve capabilities.

•	Interest expense is expected to increase somewhat in 2012.

•
Both the effective tax rate and the adjusted effective tax rate in 2012 are anticipated to be in a range of 30 to 32 percent compared to the 2011 adjusted rate of 29.9 percent. The year-over-year increase at the midpoint is equivalent to an approximate 2 point reduction in adjusted earnings per share growth.

•	The company's share of net income from equity companies is expected to increase somewhat, driven by improved results at K-C de Mexico.

•	Net income attributable to noncontrolling interests should decline in 2012, driven by the redemption of $0.5 billion of preferred securities in December 2011.

•	Adjusted earnings per share in a range of $5.00 to $5.15, up 4 to 7 percent compared to adjusted earnings per share of $4.80 in 2011.

•	Capital spending should total $1.0 to $1.1 billion, in line with the company’s long-term target of 4 ½ to 5 ½ percent of net sales.

•	Cash contributions to the company’s defined benefit pension plans are expected to be $50 to $100 million.

•	Average primary working capital cash conversion cycle is anticipated to improve at least 2 days.

-more-

•	A mid-single digit increase in the dividend is anticipated effective April 2012, subject to approval by the Board of Directors.

•	Share repurchases are expected to total $900 million to $1.1 billion, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non‑GAAP financial measures.

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•
Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.   In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. The restructuring actions are expected to be completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the three and twelve months ended December 31, 2011 and the estimated full year earnings per share and estimated effective tax rate for 2012.

•
Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This first quarter assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the twelve months ended December 31, 2011.

•
Adoption of highly inflationary accounting for our Venezuelan operations. The company recorded a loss in the first quarter 2010 for the remeasurement of the local currency balance sheet in Venezuela as a result of the adoption of highly inflationary accounting in that country effective January 1, 2010. This item was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the twelve months ended December 31, 2010.

-more-

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates, divestitures and lost sales in conjunction with pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non‑GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP

-more-

financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, cash flow and uses of cash, market demand and economic conditions, raw material, energy and other input costs, anticipated currency rates and exchange risk, marketing, research and innovation spending, the anticipated costs, scope, timing and effects of the pulp and tissue restructuring actions, sales volumes, revenue realization, changes in finished product selling prices, cost savings and reductions, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Risk Factors.”

-more-

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Three Months Ended December 31
	2011	2010	Change

Net Sales	$5,176	$5,075	+2.0%
Cost of products sold	3,632	3,430	+5.9%

Gross Profit	1,544	1,645	-6.1%
Marketing, research and general expenses	957	954	+0.3%
Other (income) and expense, net	(24)	(8)	N.M.

Operating Profit	611	699	-12.6%
Interest income	5	4	+25.0%
Interest expense	(72)	(63)	+14.3%

Income Before Income Taxes and Equity Interests	544	640	-15.0%
Provision for income taxes	(161)	(171)	-5.8%
Income Before Equity Interests	383	469	-18.3%
Share of net income of equity companies	39	51	-23.5%

Net Income	422	520	-18.8%
Net income attributable to noncontrolling interests	(21)	(28)	-25.0%

Net Income Attributable to Kimberly-Clark Corporation	$401	$492	-18.5%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$1.01	$1.20	-15.8%

N.M. – Not meaningful
Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIOD ENDED DECEMBER 31
(Millions of dollars)

Notes:

1.Charges for the pulp and tissue restructuring are included in the Consolidated Income Statement as follows:

Three Months Ended December 31, 2011

Cost of products sold	$145

Marketing, research and general expenses	1

Other (income) and expense, net	2

Provision for income taxes	(41)

Net Income Attributable to Kimberly-Clark Corporation	$107

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Twelve Months Ended December 31
	2011	2010	Change

Net Sales	$20,846	$19,746	+5.6%
Cost of products sold	14,694	13,196	+11.4%

Gross Profit	6,152	6,550	-6.1%
Marketing, research and general expenses	3,761	3,673	+2.4%
Other (income) and expense, net	(51)	104	N.M.

Operating Profit	2,442	2,773	-11.9%
Interest income	18	20	-10.0%
Interest expense	(277)	(243)	+14.0%

Income Before Income Taxes and Equity Interests	2,183	2,550	-14.4%
Provision for income taxes	(660)	(788)	-16.2%
Income Before Equity Interests	1,523	1,762	-13.6%
Share of net income of equity companies	161	181	-11.0%

Net Income	1,684	1,943	-13.3%
Net income attributable to noncontrolling interests	(93)	(100)	-7.0%

Net Income Attributable to Kimberly-Clark Corporation	$1,591	$1,843	-13.7%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$3.99	$4.45	-10.3%

N.M. – Not meaningful
Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)
Notes:

1.	Charges for the pulp and tissue restructuring and a non-deductible business tax charge related to a law change in Colombia are included in the Consolidated Income Statement as follows:

	Twelve Months Ended December 31, 2011
	Restructuring Charges	Business Tax Charge	Total

Cost of products sold	$407	$—	$407
Marketing, research and general expenses	6	32	38
Other (income) and expense, net	2	—	2
Provision for income taxes	(126)	—	(126)
Share of net income of equity companies	—	3	3
Net Income Attributable to Kimberly-Clark Corporation	$289	$35	$324

2.
Effective January 1, 2010, we began accounting for our Venezuelan subsidiary’s operations as highly inflationary and the subsidiary’s functional currency became the U.S. dollar, as required by U.S. accounting rules.  As a result, we recorded an after tax charge of $96 million in first quarter 2010 to remeasure the subsidiary’s bolivar-denominated net monetary asset position into U.S. dollars at an exchange rate of approximately 6 bolivars per U.S. dollar.  This charge was recorded in the following Consolidated Income Statement line items:

Twelve Months Ended December 31, 2010
Cost of products sold	$19
Other (income) and expense, net	79
Provision for income taxes	(2)
Net charge	$96

3.	Other Information:

	Twelve Months Ended December 31
	2011	2010
Cash Dividends Declared Per Share	$2.80	$2.64

	December 31
Common Shares (Millions)	2011	2010
Outstanding, as of	395.7	406.9

Average Diluted for:
Three Months Ended	397.8	410.8
Twelve Months Ended	398.6	414.4
Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

Supplemental Financial Information:

	December 31
Preliminary Balance Sheet Data:	2011	2010

Cash and cash equivalents	$764	$876

Accounts receivable, net	2,602	2,472

Inventories	2,356	2,373

Total current assets	6,283	6,328

Total assets	19,373	19,864

Accounts payable	2,388	2,206

Debt payable within one year	706	344

Redeemable preferred securities of subsidiary (current)	—	506

Total current liabilities	5,397	5,338

Long-term debt	5,426	5,120

Redeemable preferred and common securities of subsidiaries	547	541

Stockholders’ equity	5,529	6,202

	Three Months Ended December 31		Twelve Months Ended December 31
Preliminary Cash Flow Data:	2011	2010	2011	2010

Depreciation and amortization	$270	$206	$1,091	$813

Cash provided by operations	517	948	2,288	2,744

Capital spending	312	353	968	964

Cash used for investing	286	269	681	781

Cash dividends paid	275	270	1,099	1,066

Cash used for financing	710	353	1,741	1,859

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

Description of Business Segments

We are organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care. The reportable segments were determined in accordance with how our executive managers develop and execute our global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net and income and expense not associated with the business segments, including the charges related to the pulp and tissue restructuring.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants, baby wipes, feminine and incontinence care products, and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets health care products such as surgical drapes and gowns, sterilization wrap, face masks, exam gloves, digestive health, respiratory products, pain management products and other disposable medical products. Products in this segment are sold primarily under the Kimberly-Clark, Ballard and ON‑Q brand names.

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Three Months Ended December 31			Twelve Months Ended December 31
	2011	2010	Change	2011	2010	Change

NET SALES:

Personal Care	$2,210	$2,169	+1.9%	$9,128	$8,670	+5.3%
Consumer Tissue	1,716	1,719	-0.2%	6,770	6,497	+4.2%
K-C Professional & Other	817	798	+2.4%	3,294	3,110	+5.9%
Health Care	420	382	+9.9%	1,606	1,460	+10.0%

Corporate & Other	13	7	N.M.	48	9	N.M.

Consolidated	$5,176	$5,075	+2.0%	$20,846	$19,746	+5.6%

OPERATING PROFIT:

Personal Care	$341	$421	-19.0%	$1,526	$1,764	-13.5%
Consumer Tissue	246	172	+43.0%	775	660	+17.4%
K-C Professional & Other	127	112	+13.4%	487	468	+4.1%
Health Care	60	26	+130.8%	219	174	+25.9%

Corporate & Other(a)(b)	(187)	(40)	N.M.	(616)	(189)	N.M.

Other (income) and expense, net(a)(b)	(24)	(8)	N.M.	(51)	104	N.M.

Consolidated	$611	$699	-12.6%	$2,442	$2,773	-11.9%

(a)
For the three and twelve months ended December 31, 2011, Corporate & Other includes pulp and tissue restructuring charges of $146 million and $413 million, respectively.  Other (income) and expense, net includes pulp and tissue restructuring charges of $2 million for the three and twelve months ended December 31, 2011. In addition, for the twelve months ended December 31, 2011, Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

(b)
For the twelve months ended December 31, 2010, Corporate & Other includes a $19 million charge and Other (income) and expense, net includes a $79 million charge related to the adoption of highly inflationary accounting in Venezuela.

N.M. – Not meaningful
Unaudited

-more-

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2011
	Total	Organic Volume	Restructuring/ Divestiture Volume(1)	Total Volume	Net Price	Mix/ Other(2)	Currency

Consolidated	2.0	1	(1)	—	2	—	—

Personal Care	1.9	2	—	2	1	—	(1)

Consumer Tissue	(0.2)	(3)	(1)	(4)	3	1	—

K-C Professional & Other	2.4	1	—	1	1	—	—

Health Care	9.9	7	—	7	2	—	1

	Twelve Months Ended December 31, 2011
	Total	Organic Volume	Restructuring/ Divestiture Volume(1)	Total Volume	Net Price	Mix/ Other(2)	Currency

Consolidated	5.6	1	—	1	2	—	3

Personal Care	5.3	2	—	2	1	(1)	3

Consumer Tissue	4.2	(2)	—	(2)	3	—	3

K-C Professional & Other	5.9	2	—	2	2	(1)	3

Health Care	10.0	8	—	8	—	—	2

(1) Lost volume related to the pulp and tissue restructuring and the divestiture of a business in Latin America.
(2) Mix/Other includes rounding.

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables below and on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended December 31, 2011		Twelve Months Ended December 31, 2011
	Income (Expense)	Diluted Earnings Per Share	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$508	$1.28	$1,915	$4.80

Adjustment for charges related to the pulp and tissue restructuring	(107)	(.27)	(289)	(.73)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	—	(35)	(.09)

Rounding	—	—	—	.01

Net Income Attributable to Kimberly-Clark Corporation	$401	$1.01	$1,591	$3.99

	Twelve Months Ended December 31, 2010
	Income (Expense)	Diluted Earnings Per Share

Adjusted Earnings	$1,939	$4.68

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(96)	(.23)

Net Income Attributable to Kimberly-Clark Corporation	$1,843	$4.45

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011

Adjusted Operating Profit	$759	$2,889

Adjustment for charges related to the pulp and tissue restructuring	(148)	(415)

Adjustment for non-deductible business tax charge related to law change in Colombia	—	(32)

Operating Profit	$611	$2,442

Twelve Months Ended December 31, 2010

Adjusted Operating Profit	$2,871

Adjustment for the charge related to adoption of highly inflationary accounting in Venezuela	(98)

Operating Profit	$2,773

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

EFFECTIVE INCOME TAX RATE RECONCILIATION:

	Three Months Ended December 31, 2011
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$692	$202	29.2%

Adjustment for pulp and tissue restructuring	(148)	(41)

As reported	$544	$161	29.6%

	Twelve Months Ended December 31, 2011
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Effective Income Tax Rate

Adjusted	$2,630	$786	29.9%

Adjustment for pulp and tissue restructuring	(415)	(126)

Adjustment for non-deductible business tax charge related to law change in Colombia	(32)	—

As reported	$2,183	$660	30.2%

Unaudited

-more-

KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

OUTLOOK FOR 2012

ESTIMATED FULL YEAR 2012 DILUTED EARNINGS PER SHARE:

Adjusted Earnings Per Share	$5.00	-	$5.15

Adjustment for charges related to the pulp and tissue restructuring actions	(.33)	-	(.24)

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation	$4.67	-	$4.91

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

###